April 8, 1997



Premium Cigars International
11259 E. Via Linda Suite #100-102
Scottsdale, AZ 85259

Attn:  Murphy Pierson

RE: Establishment of Agency relationship for the purpose of collecting your accounts where sales were made to Stockholders of Associated Grocers, Inc.

Your company has been or is requesting to sell merchandise to members of Associated Grocers, Inc. under the drop shipment plan; the merchandise being sold by your sales representative to the various members and delivered directly to the member from your plants, warehouse or other depots without being handled by Associated Grocers.

As part of this program, you have advised us as to the details of such sales and Associated Grocers has collected the amount of the sales price for your accounts. It is the purpose of this letter to formally state the nature of our contract relationship for the purposes of our respective files.

The normal procedure to be followed in respect to drop shipment accounting has been and will be as follows:

         (a) All invoices are mailed to us in duplicate, one of which must be an original or a legible carbon copy identifying the store to which the delivery was made, the quantities and prices involved.

         (b) You will accumulate the invoices evidencing the sales to the several members stores, which will be mailed to us with a statement showing the store name, store number, the amount of each invoice and the grand total at the bottom of the statement.

         (c) It is definitely understood that this billing arrangement will not change your selling prices to our member stores, except when there is a market price change.

         (d) Associated will undertake to collect the amounts of the invoices forwarded to it from the respective purchasing members and remitted * from receipt of invoice.

         (e)      Terms:    *


* Confidential portions omitted and filed separately with the Commission.
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Page 2

It is expressly understood that you will not, under this program be making any sales to Associated Grocers, and that Associated Grocers does not guarantee any of the accounts of its members. The sole obligation of Associated Grocers is to make its best efforts to effect the collection of such accounts in conjunction with the sale of merchandise by Associated Grocers to its respective members. In the event we, under this program, at any time remit to you for any accounts billed to members which prove to be uncollectible, you will, upon being advised, reimburse us for the amount so advanced by Associated Grocers. You will thereafter be free to proceed in manner to collect your account from the defaulting member.

So that our records will be complete, we respectfully request that you indicate your acceptance hereof where designated on the copy of this letter which is enclosed. A stamped, self-addressed envelope is provided for your convenience.

This agreement supersedes all prior agreements, oral or written. All prior agreements shall be null and void.

Sincerely,

ASSOCIATED GROCERS, INCORPORATED
--------------------------------

BY:      /s/ Dan Harkins
   ---------------------
Dan Harkins
Grocery Procurement

Accepted this   4   day of    9   , 1997.
              -----        -------

COMPANY NAME:  PREMIUM CIGARS INTERNATIONAL
               ----------------------------

BY:                /s/ Murphy Pierson
               ----------------------------
                       Murphy Pierson


* Confidential portions omitted and filed separately with the Commission.